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Exhibit 4.1

SEE RESTRICTIVE LEGEND ON THE REVERSE SIDE OF THIS CERTIFICATE

Incorporated Under The Laws Of The
State Of Maryland

Number	Shares

INFOSONICS CORPORATION
$.001 Par Value Common Stock, 40,000,000 Shares Authorized

THIS CERTIFIES THAT
 is the registered holder of

shares of the $.001 par value Common Stock of

InfoSonics Corporation, fully paid and non-assessable,
transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.
IN WITNESS WHEREOF, the said Corporation has caused this
Section 1. Certificate to be signed by its duly authorized officers and its Corporate
Seal to be hereunto affixed as of this            day of            , A.D. 20    .

Abraham Rosler, Secretary	Joseph Ram, President

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  Exhibit 4.1